Exhibit 99

                   Dillard's Celebrates 12 Years of
         Partnership with Ronald McDonald House Charities(R)

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Jan. 31, 2006--This year Dillard's, Inc. ("Dillard's") (NYSE:DDS) is proud to announce that it will make a contribution to Ronald McDonald House Charities as a result of its 2005 "This Christmas Dillard's Brings you...Broadway" CD sales. Dillard's produced a CD with 12 songs from Broadway. The CD was sold in all Dillard's stores as well as on line. As in years past, the company is donating all profits from the CD sales to Ronald McDonald Houses serving local communities.
    This year Dillard's raised approximately $84,000 for the program. With this year's contribution Dillard's has now donated almost $3.7 million to Ronald McDonald Houses over the past 12 years. Denise Mahaffy vice president of advertising for Dillard's, said, "Dillard's is proud of our long standing association with Ronald McDonald House Charities.
    We are grateful to our associates, media partners and customers who give so willingly knowing they are aiding the local houses' role of providing comfort and hope to families in times of profound need."
    Marty Coyne, vice-president of Ronald McDonald House Charities, said, "We thank Dillard's for the generous support they have shown us for the past 12 years. Dillard's has been, and continues to be, a key corporate partner aiding us in our mission to better the lives of children and their families."

    About Ronald McDonald House Charities

    RMHC, a nonprofit, 501 (c)(3) corporation, creates, finds and supports programs that directly improve the health and well-being of children. RMHC makes an immediate, positive impact on children's lives through its global network of local Chapters in 48 countries and its three core programs: Ronald McDonald House(R), Ronald McDonald Family Room(TM) and Ronald McDonald Care Mobile(TM). RMHC has awarded more than $410 million in grants and program services to children's programs around the world. For more information, visit www.rmhc.org.

    About Dillard's

    Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers. The Company comprises 330 stores spanning 29 states, all operating with one name - Dillard's.



    CONTACT: Dillard's
             Paula Ray, 501-376-5924
             or
             RMDH
             Lisa Gilbert, 630-623-3799